Exhibit 99

Resideo Announces Second Quarter 2022 Financial Results

SCOTTSDALE, Ariz., August 4, 2022 – Resideo Technologies, Inc. (NYSE: REZI), a leading global provider of home comfort and security solutions and distributor of commercial and residential security and audio-visual products, today announced financial results for the second quarter ended July 2, 2022.

Second Quarter 2022 Highlights

•	Net revenue of $1.69 billion, up 14% from $1.48 billion in the second quarter 2021

•	Gross profit margin of 27.7%, up 160 basis points compared to gross profit margin of 26.1% in the prior year comparable period

•	Operating profit of $186 million, or 11.0% of revenue, compared to $121 million, or 8.2% of revenue, in the second quarter 2021

•	Fully diluted earnings per share of $0.63 compared to fully diluted earnings per share of $0.39 in the second quarter 2021

Management Remarks

“ADI and Products & Solutions delivered record quarterly revenue and combined operating profit exceeded the high-end of our outlook,” commented Jay Geldmacher, Resideo’s President and CEO. “We have remained focused on delivering for customers and we believe our execution has enabled us to improve our positioning at key distribution and retail accounts, add new OEM business, and solidify our position as the distributor of choice for security contractors.”

“Products & Solutions grew volumes in the quarter and we continue to see good realization on our price actions. First Alert delivered a strong quarter, and we are in the very early stages of tapping the meaningful commercial and operational opportunities from bringing the organizations together. Investments to expand digital initiatives and private brands continue to deliver strong growth for ADI. Returns on these investments and ADI’s relentless focus on execution drove another quarter of meaningful gross margin expansion and record operating income.”

Products & Solutions Second Quarter 2022 Highlights

•	Record revenue of $764 million, up 28% compared to the second quarter 2021
•	Operating profit of $154 million, up 19% compared to the second quarter 2021
•	Strong realization on pricing actions drove over $60 million of year-over-year revenue improvement

•	Unit volumes grew compared to the second quarter of 2021, aided by strength in Air products sold through the distribution and retail channels

Products & Solutions delivered revenue of $764 million in the second quarter 2022, up 28% compared to the second quarter 2021 and up 9% excluding the $113 million revenue contribution from the acquisition of First Alert, which was completed on March 31, 2022. Demand was strongest in the distribution and retail channels, which offset expected declines in security. The supply chain environment remained challenging during the second quarter, constraining the business’ ability to fully meet demand.

Gross margin for the quarter was 37.3%, compared to 39.3% in the second quarter 2021. Pricing actions benefited second quarter gross margin and partially offset year-over-year cost inflation and impacts from the First Alert acquisition. Included in the second quarter 2022 gross profit was First Alert inventory step-up expenses of $6 million, which impacted gross margin by approximately 80 basis points. Operating profit for the quarter was $154 million, or 20.2% of revenue, up 19% compared to the second quarter 2021.

First Alert had a strong second quarter, driven by solid demand for smoke and combo alarms and strong operational execution. Results also benefited from recent pricing actions. Initial collaboration work has begun between the First Alert and Resideo teams with a number of value creating opportunities already identified.

ADI Global Distribution Second Quarter 2022 Highlights

•	Record revenue of $922 million, up 5% compared to the second quarter 2021

•	Gross margin of 20.0%, up 260 basis points compared to the second quarter 2021

•	Operating profit of $86 million, up 30% compared to the second quarter 2021

•	E-commerce sales growth of 29%, accounting for 18% of ADI total revenue

ADI second quarter 2022 revenue of $922 million was up 5% compared to the second quarter 2021, driven by a strong pricing environment and recent acquisitions. Demand was again strong in categories that typically serve commercial end markets including fire and access control. Vendor supply issues remained a headwind to additional growth in the quarter. Sales through ADI’s e-commerce channel grew 29%, representing 18% of total ADI revenue, with overall touchless revenue reaching 36% of ADI total revenue. Private brands sales grew over 35% compared to the second quarter 2021.

Gross margin of 20.0% in the second quarter 2022 was up 260 basis points compared to the second quarter 2021. Benefits from the current inflationary pricing environment,

progress on ADI specific price optimization efforts and expansion of private brands all contributed to margin expansion in the second quarter. ADI continues to invest in digital tools and systems to improve selling efficiency. This includes implementing a global artificial intelligence pricing system in 14 countries, which brings a consistent set of tools with business intelligence dashboards to drive accountability. Operating profit of $86 million for second quarter 2022 was up 30% from $66 million in the second quarter 2021, exceeding 9% of revenue.

At the beginning of the third quarter, ADI acquired Electronic Custom Distributors (ECD), a regional distributor of residential audio, video, automation, security, wire, and telecommunication products. With four branch locations and a 30,000 sq. ft. distribution center, the acquisition adds to ADI’s growing capabilities in the audio visual market. ECD is the fifth acquisition for ADI since 2020.

Second Quarter 2022 Financial Performance

Consolidated revenue of $1.69 billion in the second quarter 2022 grew 14% compared with the prior year of $1.48 billion. Gross profit margin for the second quarter 2022 was 27.7%, up 160 basis points compared to 26.1% in the prior year. Resideo’s operating profit of $186 million in the second quarter 2022 compared to a prior year operating profit of $121 million. Total Corporate costs were $54 million, down from $74 million in the prior year primarily due to the net costs associated with the class action legal settlement in the second quarter 2021. Net income for the second quarter 2022 was $94 million, or $0.63 per diluted common share, compared with $58 million, or $0.39 per diluted common share, in the prior year.

Cash Flow and Liquidity

Second quarter 2022 net cash provided by operating activities of $35 million compared to cash provided by operating activities of $94 million in the prior year comparable period. The reduction in cash generation was primarily due to investments made in working capital to support growth and a strategic decision to increase inventory levels to help mitigate supply chain constraints. At July 2, 2022, Resideo had cash and cash equivalents and restricted cash of $255 million and total outstanding debt of $1.4 billion.

Outlook

Based on first half results and the outlook for the remainder of 2022, the company expects full year 2022 revenue to be in the range of $6.45 billion to $6.65 billion, gross profit margin in the range of 27.5% to 28.5% and operating profit in the range of $690 million to $720 million.

The company expects third quarter 2022 revenue to be in the range of $1.67 billion to $1.72 billion, gross profit margin in the range of 27.0% to 28.0% and operating profit in the range of $165 million to $175 million.

Conference Call and Webcast Details

Resideo will hold a conference call with investors on August 4, 2022, at 5:00 p.m. ET. An audio webcast of the call will be accessible at https://investor.resideo.com, where related materials will be posted before the call. A replay of the webcast will be available following the presentation. To join the conference call, please dial 888-660-6357 (U.S. toll-free) or 1-929-201-6127 (international), with the conference title “Resideo second Quarter 2022 Earnings” or the conference ID: 7301399.

About Resideo

Resideo is a leading global manufacturer and distributor of technology-driven products and solutions that provide comfort, security, energy efficiency and control to customers worldwide. Building on a 130-year heritage, Resideo has a presence in more than 150 million homes globally, with 15 million systems installed in homes each year. We continue to serve more than 110,000 professionals through leading distributors, including our ADI Global Distribution business, which exports to more than 100 countries from nearly 200 stocking locations around the world. For more information about Resideo, please visit www.resideo.com.

Contacts:
Investors:	Media:
Jason Willey	Oliver Clark
investorrelations@resideo.com	oliver.clark@resideo.com

Forward-Looking Statements

This release contains “forward-looking statements.” All statements, other than statements of fact, that address activities, events or developments that we or our management intend, expect, project, believe or anticipate will or may occur in the future are forward-looking statements. Although we believe forward-looking statements are based upon reasonable assumptions, such statements involve known and unknown risks and uncertainties, which may cause the actual results or performance of the Company to differ materially from such forward-looking statements. Such risks and uncertainties include, but are not limited to, (1) our ability to achieve our outlook regarding the third quarter 2022 and full year 2022, (2) the duration and severity of the COVID-19 pandemic and the disruption to our business and the global economy caused by it, including its effect on our and our business partners’ supply chains, (3) the amount of our obligations and nature of our contractual restrictions pursuant to, and disputes that have or may hereafter arise under the agreements we entered into with Honeywell in connection with our spin-off, (4) the likelihood of continued success of our transformation programs and initiatives, (5) risks related to our recently completed acquisitions, including First Alert, including our ability to achieve the targeted amount of annual cost synergies, successfully integrate the acquired operations (including successfully driving category growth in connected offerings), and the expected net present value of tax benefits resulting from the First Alert transaction and (6) the other risks described under the headings “Risk Factors” and “Cautionary Statement Concerning Forward-Looking Statements” in our Annual Report on Form 10-K for the year ended December 31, 2021 and other periodic filings we make from time to time with the Securities and Exchange Commission. Forward-looking statements are not guarantees of future performance, and actual results, developments, and business decisions may differ from those envisaged by our forward-looking statements. Except as required by law, we undertake no obligation to update such statements to reflect events or circumstances arising after the date of this press release and we caution investors not to place undue reliance on any such forward looking statements.

Table 1: SUMMARY OF FINANCIAL RESULTS (UNAUDITED) (1)

	Q2 2022				YTD 2022
	Products & Solutions	ADI Global Distribution	Corporate	Total Company	Products & Solutions	ADI Global Distribution	Corporate	Total Company
Net revenue (2)	$764	$922	$—	$1,686	$1,383	$1,809	$—	$3,192
Cost of goods sold	479	738	2	1,219	829	1,455	3	2,287

Gross profit (loss)	285	184	(2)	467	554	354	(3)	905
Research and development expenses	27	—	1	28	51	—	1	52
Selling, general and administrative expenses	98	96	50	244	186	185	(108)	479
Intangible asset amortization (3)	6	2	1	9	10	3	3	16

Income (loss) from operations	$154	$86	$(54)	$186	$307	$166	$(115)	$358

	Q2 2021				YTD 2021
	Products & Solutions	ADI Global Distribution	Corporate	Total Company	Products & Solutions	ADI Global Distribution	Corporate	Total Company
Net revenue (2)	$598	$879	$—	$1,477	$1,204	$1,692	$—	$2,896
Cost of goods sold	363	726	2	1,091	732	1,399	4	2,135

Gross profit (loss)	235	153	(2)	386	472	293	(4)	761
Research and development expenses	22	—	—	22	42	—	1	43
Selling, general and administrative expenses	80	86	70	236	160	166	125	451
Intangible asset amortization (3)	4	1	2	7	11	2	3	16

Income (loss) from operations	$129	$66	$(74)	$121	$259	$125	$(133)	$251

	Q2 2022 % change compared with Q2 2021				YTD 2022 % change compared with prior period
	Products & Solutions	ADI Global Distribution	Corporate	Total Company	Products & Solutions	ADI Global Distribution	Corporate	Total Company
Net revenue (2)	28%	5%	N/A	14%	15%	7%	N/A	10%
Cost of goods sold	32%	2%	0%	12%	13%	4%	(25)%	7%
Gross profit (loss)	21%	20%	0%	21%	17%	21%	(25)%	19%
Research and development expenses	23%	N/A	N/A	27%	21%	N/A	0%	21%
Selling, general and administrative expenses	23%	12%	(29)%	3%	16%	11%	(14)%	6%
Intangible asset amortization (3)	50%	100%	(50)%	29%	(9)%	50%	0%	0%
Income (loss) from operations	19%	30%	(27)%	54%	19%	33%	(14)%	43%

(1)

Dollars reported in millions herein are computed based on the amounts in thousands. As a result, the sum of the components, and related calculations, reported in millions may not equal the total amounts due to rounding.

(2)

Represents Product & Solutions revenue, excluding intersegment revenue of $88 million and $183 million for the three and six months ended July 2, 2022, respectively, and $97 million and $191 million for the three and six months ended July 3, 2021, respectively. ADI Global Distribution does not have any intersegment revenue”.

(3)

The prior year information was reclassified to present Intangible asset amortization as a separate line item. Intangible asset amortization was formerly included within Cost of goods sold and Selling, general and administrative expenses.

Table 2: CONSOLIDATED INTERIM STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended		Six Months Ended
	July 2, 2022	July 3, 2021	July 2, 2022	July 3, 2021

	(In millions except share in thousands and per share data)
Net revenue	$1,686	$1,477	$3,192	$2,896
Cost of goods sold (2)	1,219	1,091	2,287	2,135

Gross profit	467	386	905	761
Research and development expenses (1)	28	22	52	43
Selling, general and administrative expenses (1)(2)	244	236	479	451
Intangible asset amortization (2)	9	7	16	16

Income from operations	186	121	358	251
Other expense, net	41	28	81	72
Interest expense, net	14	12	25	25

Income before taxes	131	81	252	154
Provision for income taxes	37	23	71	47

Net income	$94	$58	$181	$107

Earnings per common share
Basic	$0.65	$0.40	$1.25	$0.74

Diluted	$0.63	$0.39	$1.22	$0.72

Weighted average number of common shares outstanding
Basic	145,457	143,939	145,286	143,657
Diluted	148,829	148,328	148,836	148,050

(1)

The prior year unaudited Consolidated Interim Statements of Operations were reclassified to present Research and development expenses as a separate line item within the statements. Research and development expenses were formerly included within Selling, general and administrative expenses.

(2)

The prior year unaudited Consolidated Statements of Operations were reclassified to present Intangible asset amortization as a separate line item. Amortization of other intangible assets were formerly included within Cost of goods sold and Selling, general and administrative expenses.

Table 3: CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	July 2, 2022	December 31, 2021

	(In millions, except shares in thousands, and per share data)
ASSETS
Current assets:
Cash and cash equivalents	$251	$775
Accounts receivable, net (less allowances of $11 million and $9 million, respectively)	1,073	876
Inventories, net	971	740
Other current assets	186	150

Total current assets	2,481	2,541

Property, plant and equipment, net	363	287
Goodwill	2,695	2,661
Other intangible assets, net	463	120
Other assets	314	244

Total assets	$6,316	$5,853

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Current liabilities:
Accounts payable	$987	$883
Current maturities of debt	12	10
Accrued liabilities	580	601

Total current liabilities	1,579	1,494

Long-term debt, net of current maturities	1,410	1,220
Obligations payable under Indemnification Agreements	601	585
Other liabilities	332	302

Total liabilities	3,922	3,601

Stockholders’ equity
Common stock, $0.001 par value, 700,000 shares authorized, 147,528 and 145,684 shares issued and outstanding as of July 2, 2022, 146,248 and 144,808 shares issued and outstanding as of December 31, 2021, respectively	—	—
Additional paid-in capital	2,147	2,121
Retained earnings	498	317
Accumulated other comprehensive loss, net	(220)	(165)
Treasury stock, at cost	(31)	(21)

Total stockholders’ equity	2,394	2,252

Total liabilities and stockholders’ equity	$6,316	$5,853

Table 4: CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Three Months Ended		Six Months Ended
	July 2, 2022	July 3, 2021	July 2, 2022	July 3, 2021
	(In millions)
Cash flows from operating activities:
Net income	$94	$58	$181	$107
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	25	22	45	45
Share-based compensation expense	11	10	22	19
Other, net	(7)	(8)	(5)	9
Changes in operating assets and liabilities, net of effect of acquisitions:
Accounts receivable, net	(84)	(16)	(145)	(33)
Inventories, net	(61)	2	(127)	(8)
Other current assets	(9)	(40)	(21)	(24)
Accounts payable	37	—	54	(15)
Accrued liabilities	19	57	(47)	(1)
Other, net	10	9	19	—

Net cash provided by (used in) operating activities	35	94	(24)	99

Cash flows from investing activities:
Capital expenditures	(5)	(16)	(24)	(35)
Acquisitions, net of cash acquired	—	(5)	(633)	(10)
Other, net	—	3	(13)	3

Net cash used in investing activities	(5)	(18)	(670)	(42)

Cash flows from financing activities:
Proceeds from issuance of A&R Term B Facility	—	—	200	950
Payment of debt facility issuance and modification costs	—	—	(4)	(21)
Repayment of long-term debt	(3)	(2)	(6)	(923)
Other, net	(3)	(4)	(7)	1

Net cash (used in) provided by financing activities	(6)	(6)	183	7

Effect of foreign exchange rate changes on cash, cash equivalents and restricted cash	(13)	1	(13)	(2)

Net increase (decrease) in cash, cash equivalents and restricted cash	11	71	(524)	62
Cash, cash equivalents and restricted cash at beginning of period	244	508	779	517

Cash, cash equivalents and restricted cash at end of period	$255	$579	$255	$579